EXHIBIT 10(a)

[Note: Portions of this document have been omitted
and filed separately with the Commission pursuant to a
confidential treatment request under 17 C.F.R. 240.24b-2.]

July 22, 2014

Jeff Dunn

Dear Jeff:
This letter outlines your compensation and benefits in effect beginning August 6, 2014.
You will continue in your role as President, Bolthouse Farms. You will continue to be based at the Bolthouse headquarters in Bakersfield, California and in Santa Monica, California. You will continue to participate in the Bolthouse Farms compensation and benefits programs until such time as the programs are integrated with those of Campbell. The details of your compensation and benefit programs are described below:

•	Salary. Your annual salary will be $700,000 per year. You will be eligible for your next salary increase on October 1, 2015.

•
Annual Bonus. You will continue to be eligible to participate in the Bolthouse Farms Annual Incentive Plan. Your annual target under that plan will be 100% of your annual base salary. Your bonus award under that plan will be subject to the approval of the President and CEO of the Campbell Soup Company and the Compensation and Organization Committee. Your payout from the plan will be on an annual basis, payable on or before October 15, following the close of the respective fiscal year. You will not be eligible for any quarterly or other periodic payouts which have been a component of the Bolthouse Annual Bonus Plan.

•
One-Time Grant. On August 1, 2014, you will be granted Campbell time-lapse restricted stock units valued at $1,000,000.  The actual number of units granted will be determined on August 1, 2014 based upon the average closing Campbell Soup Company stock price from the 20 trading days leading up to the grant date. The units will vest 50% in each of the two years from the date of grant, provided you continue to be employed by the Company on the vesting date. In order to receive this grant, you will be required to sign a Time-Lapse Restricted Stock Unit Agreement. The grant will be governed by the terms of the Stock Unit Agreement and the terms of Campbell’s 2005 Long-Term Incentive Plan.

•
Special Performance Incentive.  You will participate in a Special Performance Incentive, based on the achievement of designated Bolthouse Farms financial performance metrics and designated integration objectives. The target value of your incentive will be $6,000,000, payable (1) 70% in Campbell performance stock units, to be granted October 1, 2014, vesting 40% on September 30, 2015 and 60% on September 30, 2016 and (2) 30% in cash payable no later than October 15, 2016. For both components, vesting and payouts are contingent on your continued employment by the Company through the time set forth in Attachment A and achievement of the financial performance and integration metrics set forth therein. In order to receive the performance stock unit grant, you will be required to sign a Performance Stock Unit Agreement. The grant will be governed by the terms of the Performance Stock Unit Agreement and the terms of Campbell’s 2005 Long-Term Incentive Plan. Participation in this incentive is in lieu of receiving annual long-term incentive grants under the Company’s Long-Term Incentive Program (the LTI Program).

•
Packaged Fresh Performance Incentive. On October 1, 2014, you will also be granted Campbell performance stock units valued at $1,000,000. The units will vest September 30, 2016. Vesting is contingent on your continued employment by the Company through the vesting period and achieving designated Packaged Fresh Platform Launch Objectives as outlined in Attachment B. In order to receive the performance stock unit grant, you will be required to sign a Performance Stock Unit Agreement. The grant will be governed by the terms of the Performance Stock Unit Agreement and the terms of Campbell’s 2005 Long-Term Incentive Plan.

•
Severance Benefits.  In the event of an involuntary termination, not for cause, you will be entitled to severance based on one-year’s base salary, paid over a 12 month period. In addition, the Annual Bonus for the fiscal year of the termination and the One-Time Grant, the Special Performance Incentive and the Packaged Fresh Performance Incentive will be prorated based on the number of months you were employed during the respective vesting and/or performance periods, and will be measured and paid in accordance with the respective vesting and/or performance schedules.

•	Allowances. You will continue to receive a monthly car allowance of $1,500 and a monthly housing allowance of $3,500. Both values are fully taxable as income to you.

•	Benefits and Paid Time Off. You will continue to participate in the Bolthouse Farms benefits programs unless those plans are integrated with those of Campbell.

The terms set forth in this letter may be modified only with the mutual consent of both the Company and you, provided, however, that the other terms of the compensation and benefits plans, programs and policies referenced in this letter may be modified at the sole discretion of the Company at any time in accordance with the terms of such plans, programs and policies.

Jeff, we are enthusiastic about your continued association with Campbell and the Bolthouse Farms business.

Sincerely,

/s/ Robert W. Morrissey

Robert W. Morrissey
Senior Vice President
Chief Human Resources Officer

cc:	Denise Morrison
Robert J. Centonze

To indicate your acceptance of this offer and agreement to the terms above, please sign and date below and return a signed copy of this letter to Robert J. Centonze.

_/s/ Jeffrey Dunn__________________	Jeffrey Dunn	7/24/2014
Signature of Employee	Name of Employee (print)	Date

Attachment A
Special Performance Incentive
The program will consist of the following two components:

1.
Performance Stock Unit Grant - The actual number of units granted will be determined on October 1, 2014 based upon the average closing Campbell Soup Company stock price from the 20 trading days leading up to the grant date. The number of units that vest will be based on meeting Bolthouse Farms Financial Objectives (Net Sales and EBITDA) for FY15 and FY16, based on the FY15-17 Strategic Plan. This component represents 70% of the Special Performance Incentive target value. The grant will vest 40% on September 30, 2015 based on FY15 results, and 60% on September 30, 2016 based on FY16 results.

“Target” EBITDA performance must be achieved in order for any units to vest for each respective year. Metrics for “Target” are based on the Bolthouse FY15 Strategic Plan; “Exceeds” represents a [*****]% growth rate each year in both Net Sales and EBITDA; “Threshold” for Net Sales reflects a minimum growth rate of [*****]% for each year.

($-Millions) Based on Committed FY15 Growth Rates applied to FY14 11 + 1 Projection and Campbell Management Reporting

	Threshold		Target		Exceeds Target
BHF Strategic Plan
$ millions	FY15	FY16	FY15	FY16	FY15	FY16
Net Sales	$[*****]	$[*****]	$[*****]	$[*****]	$[*****]	$[*****]
EBITDA	N/A	N/A	$[*****]	$[*****]	$[*****]	$[*****]

Vesting Opportunity
	Total Available	Threshold	Target*	Exceeds Tgt
	100%	$3.36 million	$4.2 million	$6.3 million
FY15	40%	$1.34 (80%)	$1.68 (100%)	$2.52 (150%)
FY16	60%	$2.02 (80%)	$2.52 (100%)	$3.78 (150%)
* Represents the target value of the grant. Units will be granted on October 1, 2014 the number of units granted will be calculated as described above.

You will vest only at the Threshold level (80%) if both the Net Sales Threshold is met and the EBTDA Target is met for the respective performance period. Vesting at the Target (100%) and Exceeds (150%) level requires the targets for both performance measures for such level to be achieved for the respective performance period. For results between Target and Exceeds, a straight-line interpolated vesting percentage will be calculated for each metric and each metric will be equally weighted when determining the interpolated vesting percentage.

Note: All financials are preliminary and will be adjusted consistent with the final FY15 Bolthouse Farms Strategic Plan, growth from final FY14 results and changes in the Corporate Service Fee.

*****Commercial terms omitted and filed separately with the Commission. Confidential treatment requested under 17 C.F.R. 240.24b-2.

2.
Cash Based Integration Incentive - based on achieving specific integration objectives, as assessed by the Campbell CEO and the Compensation and Organization Committee at the end of FY16. This component represents 30% of the Special Performance Incentive value and the payout can range from 0% to 150%. This payout would occur no later than October 15, 2016.

Integration Objectives include:

1.	Complete integration of Corporate Functions: Legal, Finance, IT.

2.
Implement a similar matrix model to Pepperidge Farm for Operating Functions: Supply Chain and R&D. This will involve integrating processes and systems that make BHF more effective and efficient, while also recognizing the differences in the go to market model. Develop these specific plans in conjunction with CSC Function heads by Feb 2015.

3.
Maintain an independent commercial team for Consumer and Customer facing functions: Sales, Marketing and Innovation. Set up to support growth leveraging CSC functional support where appropriate recognizing a distinct business model for Fresh food.

4.	Leverage scale to fully integrate Immediate Consumption (including Retail and Foodservice) with a shadow P&L for F'15 and full integration by F'16.

5.
Work in conjunction with CSC Human Resources on an Organization Effectiveness Plan to support the Bolthouse Farms growth strategy by April 2015. This involves determining the right structure, talent, cross functional capability and process improvement plans. This includes implementation of the right blend of Compensation and Benefit alignment and transition. Build robust succession plans and talent rotation plans with CSC for pivotal roles.

Special Performance Incentive
Payout Values

	Payout Opportunity ($ million)
	Total Available	Threshold	Target	Exceeds
	100%	$3.36 million	$6 million	$9 million
Performance Stock Unit Grant	70%	$3.36 (80%)	$4.2 (100%)	$6.3 (150%)
Cash based Integration Incentive	30%	$0	$1.8	$2.7

Attachment B

Packaged Fresh Performance Incentive

Performance Stock Unit Grant - The target value of the grant is $1,000,000. The actual number of units granted will be determined on October 1, 2014 based upon the average closing Campbell Soup Company stock price from the 20 trading days leading up to the grant date. The number of units that vest will be based on achieving specific Packaged Fresh Platform Launch milestones, as assessed by the Campbell CEO and the Compensation and Organization Committee at the end of FY16. The grant will vest on September 30, 2016. The number of units that vest can range from 0% to 100%.

Packaged Fresh Launch Milestones include:

•	Launch before the end of FY 15 of an Ultra Premium Beverage Platform

•	Launch before the end of [*****]

•	Clearly demonstrated readiness to launch within [*****]

These milestones are consistent with the Bolthouse Strategic Plan presented in the May 2014 Board Meeting.

*****Commercial terms omitted and filed separately with the Commission. Confidential treatment requested under 17 C.F.R. 240.24b-2.

Termination Provisions

Termination Reason	Impact on the Incentives*
Voluntary Resignation or For Cause Termination	Forfeit the entire Time-Lapse Restricted Stock Unit Grant, Special Performance Incentive and the Packaged Fresh Performance Incentive.
Death, Disability, or Involuntary Termination (not for cause)
Prorate any unvested Time-Lapse Restricted Stock Unit Grant, Special Performance Incentive and the Packaged Fresh Performance Incentive.

Any payout or vesting will occur on the vesting date or following the designated performance period, based on actual performance.

* Note, the stock unit grants will include specific Grant Agreements that outline all applicable terms and conditions, including termination provisions. The table above is intended to provide a summary of the provisions.

“For Cause Termination” - The termination of a participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Company, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of the Company, (4) gross negligence in the performance of the participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Company, (5) conviction of a crime involving moral turpitude, or (6) entering into competition with the Company. The determination of whether a participant’s employment was terminated for cause shall be determined by the Company in its good faith judgment.